Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
On November 7, 2007, Bowne and Co., Inc. (“Bowne” or the “Company”) completed its acquisition of ADS MB Corporation (“Alliance Data Mail Services” or “ADS”), an affiliate of Alliance Data Systems Corporation, for $3.0 million in cash, plus the purchase of working capital for an estimated $9.3 million, for total consideration of $12.3 million (“the Acquisition”). The Acquisition was accounted for using the purchase method of accounting. The balance of the purchased working capital is preliminary and is pending finalization. The Company estimates that the final working capital calculation could result in a reduction of the purchase consideration in the range of approximately $2.0 million to $4.0 million. The Company financed the Acquisition with cash.
The preliminary allocation of the purchase price is based on the actual net tangible assets and liabilities of ADS that existed as of the Acquisition date and is discussed in further detail in Note 2 to the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Acquisition is recorded in the Company’s consolidated balance sheet as of December 31, 2007, which is presented in the Company’s annual report on Form 10-K for the year ended December 31, 2007, therefore there is no pro forma balance sheet presented in this unaudited pro forma financial information. The following unaudited pro forma condensed statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 are based on the historical financial statements of Bowne and ADS after giving effect to the Acquisition. The unaudited pro forma condensed statements of operations, and accompanying notes, are based upon the respective historical consolidated financial statements of the Company and ADS and should be read in conjunction with the historical financial statements and related notes of the Company contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and annual report on Form 10-K for the year ended December 31, 2007, as well as the historical financial statements and related notes of ADS, which are included elsewhere herein.
The unaudited pro forma condensed financial information is being filed pursuant to the requirements of Item 2 and 9.01 of Form 8-K and Rule 3-05 and Article 11 of U.S. Securities and Exchange Commission (SEC) Regulation S-X and is presented solely for informational purposes and is not necessarily indicative of the results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the Company. The unaudited pro forma condensed financial information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements. The unaudited pro forma adjustments and the allocation of the purchase price are based on Bowne management’s preliminary estimates of the fair value of the assets acquired and liabilities assumed in the Acquisition. These estimates are subject to change based on finalization of the purchase accounting and the working capital purchased.
The accompanying pro forma condensed statements of operations for the year ended December 31, 2006 and for the nine months ended September 30, 2007, combines the historical financial information of the Company for the nine months ended September 30, 2007 and the year ended December 31, 2006 with the historical information of ADS for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, as if the Acquisition had occurred on January 1, 2006.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007
(Amounts in thousands, except per share data)

	Bowne	ADS	Adjustments		Pro forma
Revenue	$655,898	$31,465	$—		$687,363
Expenses:
Cost of revenue	(410,411)	(24,862)	—		(435,273)
Selling and administrative	(174,409)	(13,223)	—		(187,632)
Depreciation and amortization	(21,192)	(3,017)	2,995	(1A)	(21,214)
Restructuring charges, integration costs and asset impairment charges	(12,154)	—	—		(12,154)

	(618,166)	(41,102)	2,995		(656,273)

Operating income	37,732	(9,637)	2,995		31,090
Interest expense	(4,043)	(229)	229	(1A)	(4,043)
Other income, net	262	—	—		262

Income from continuing operations before income taxes	33,951	(9,866)	3,224		27,309
Income tax expense	(6,986)	—	2,557	(1A)	(4,429)

Income from continuing operations	$26,965	$(9,866)	$5,781		$22,880

Earnings per share from continuing operations:
Basic	$0.95				$0.80
Diluted	$0.87				$0.74

Weighted average number of common shares outstanding
Basic	28,481				28,481
Diluted	33,102				33,102
See notes to accompanying Unaudited Pro Forma Condensed Statements of Operations

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(Amounts in thousands, except per share data)

	Bowne	ADS	Adjustments		Pro forma
Revenue	$833,734	$37,752	$—		$871,486
Expenses:
Cost of revenue	(543,502)	(31,274)	—		(574,776)
Selling and administrative	(224,011)	(12,654)	—		(236,665)
Depreciation and amortization	(25,931)	(3,397)	3,368	(1B)	(25,960)
Restructuring charges, integration costs and asset impairment charges	(14,159)	—	—		(14,159)
Purchased in-process research and development	(958)	—	—		(958)

	(808,561)	(47,325)	3,368		(852,518)

Operating income	25,173	(9,573)	3,368		18,968
Interest expense	(5,477)	(168)	147	(1B)	(5,498)
Other income, net	3,340	—	—		3,340

Income from continuing operations before income taxes	23,036	(9,741)	3,515		16,810
Income tax expense	(10,800)	—	2,397	(1B)	(8,403)

Income from continuing operations	$12,236	$(9,741)	$5,912		$8,407

Earnings per share from continuing operations:
Basic	$0.39				$0.27
Diluted	$0.39				$0.27

Weighted average number of common shares outstanding
Basic	31,143				31,143
Diluted	31,451				31,451
See notes to accompanying Unaudited Pro Forma Condensed Statements of Operations

NOTES TO UNAUDITED PRO FORMA
CONDENSED STATEMENT OF OPERATIONS
Note 1 — Pro forma Adjustments
(A) Explanations of the adjustments included in the unaudited pro forma condensed statement of operations for the nine months ended September 30, 2007 are as follows (in thousands):
(1) To reflect depreciation and amortization expense based on the preliminary allocation of the property and equipment at estimated fair value. The preliminary allocation of property and equipment based on the preliminary purchase price allocation was $146.

Line Item	Increase (decrease)
Depreciation	($2,995)
(2) To eliminate interest expense associated with the ADS capitalized lease obligations that were paid by the Parent Company prior to the acquisition date and not assumed by Bowne.

Line Item	Increase (decrease)
Interest expense	($229)
(3) To record the tax benefit of the ADS operations and the pro forma adjustments at a 38.5% tax rate.

Line Item	Increase (decrease)
Income tax	($2,557)
(B) Explanations of the adjustments included in the unaudited pro forma condensed statement of operations for the year ended December 31, 2006 are as follows (in thousands):
(1) To reflect depreciation and amortization expense based on the preliminary allocation of the property and equipment at estimated fair value. The preliminary allocation of property and equipment based on the preliminary purchase price allocation was $146.

Line Item	Increase (decrease)
Depreciation	($3,368)

(2) To eliminate interest expense associated with the ADS capitalized lease obligations that were paid by the Parent Company prior to the acquisition date and not assumed by Bowne.

Line Item	Increase (decrease)
Interest expense	($147)
(3) To record the tax benefit of the ADS operations and the pro forma adjustments at a 38.5% tax rate.

Line Item	Increase (decrease)
Income tax expense	($2,397)